Exhbit (j)


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 20, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Report to shareholders of Perritt MicroCap Opportunities Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Public Accountants" in the Statement of Additional Information.





ALTSCHULER, MELVOIN AND GLASSER LLP
Chicago, Illinois
February 21, 2000